Eagle Rock Energy G&P, LLC
2013 Short Term Incentive Bonus Plan

Objective

The objective of the 2013 Short Term Incentive Bonus Plan (the “Plan”) is to encourage the employees of Eagle Rock Energy G&P, LLC (the “Company”) to conduct activities that result in the achievement of the Company's financial and operational objectives. The Company serves as the general partner of the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership”) and receives reimbursement from the Partnership for its expenses, including payments under this Plan. References in the Plan to “Enterprise” mean the Company, the Partnership and all of its subsidiaries.

Participants

Regular full-time employees who were 1) employed during 2013; 2) hired prior to October 1, 2013; and 3) who are active full-time employees at the time of bonus payment are “Participants” in the Plan; provided, however, that the Company may cause an employee who began employment after September 30, 2013 to be included as a Participant, but only if such treatment is expressly set forth in a written offer letter from the Company at the time of employment. If bonus payments are made under the Plan, they are expected to be paid in March 2014.

Plan Provisions

•
The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), based on funding approval by the Board of Directors of the Company (the “BOD”), and subject to performance recommendations made by the Chief Executive Officer (“CEO”) and members of senior management (“Senior Management) as described in further detail in this Plan, as follows:

◦
The BOD must first determine the Partnership's 2013 achievement of Enterprise Goals and approve a Funding Percentage, and the BOD has full discretion to fully or partially fund the Plan, or to deny funding; the Board may over-fund the Plan (i.e., by setting a Funding Percentage in excess of 100% ) in extraordinary circumstances;

◦	The Committee has complete discretion in administering the Plan and approving individual bonus payments under the Plan after the BOD has approved a Funding Percentage.

•
Each Participant will be assigned and notified of their eligible Target Bonus Percentage (as defined below) in writing during the First Quarter of 2013 or, if starting with the Company after such notification event, in a written offer letter at the time of initial employment or, at the time a job reclassification or promotion commences that results in a Target Bonus Percentage change as communicated in a written notification letter at the time of the job reclassification or promotion. If a Target Bonus Percentage change occurs, the new Target Bonus Percentage change will be factored into the bonus formula for the entire Plan year, unless otherwise specified. The Target Bonus Percentage is a percentage of the Participant's Annual Gross Base Wage Earnings (as defined below), and represents the target bonus opportunity based on 100% achievement of the Enterprise Goals and a 100% Individual Performance Factor as a result of the individual performance review appraisals performed at the end of 2013 and/or early 2014. Any Participant who has performed at an exceptional level and whose accomplishments are recognized by the Committee or Senior Management could receive an Individual Performance Factor up to 125%. The Committee may increase the Individual Performance Factor in excess of 125% in extraordinary circumstances.

•	Participants are not guaranteed to receive a bonus payment.

Bonus Payments

Each Participant's bonus payment will be calculated according to the following formula:

Bonus = Annual Gross Base Wage Earnings
* Bonus Target Percentage
* Funding Percentage
* Individual Performance Factor

where,

Annual Gross Base Wage Earnings = gross base cash wages earned from January 1, 2013 (or employment commencement for new hires hired before October 1, 2013) through December 31, 2013 (which, for the avoidance of doubt, and by way of example, shall not include overtime, call out pay, shift differential, bonuses, commissions, transportation subsidies, or distributions on restricted common units).

Bonus Target Percentage =
% assigned by the Committee for Senior Management and by Senior Management for all other Participants, based on Participant's position level in relation to other positions in the Company (e.g., requirements relative to the skills and knowledge required to perform the essential job functions, overall level of responsibility, decision making authority, and impact to the Company's overall operations and financial performance).

Funding Percentage =
value from 0 to in excess of 100% determined by, and at the complete discretion of, the BOD; expressly dependent on achievement of Enterprise financial, operational and safety goals (see “Enterprise Goals” below).

Individual Performance Factor =	value from 0 to 125% (or in excess of 125% at the discretion of the Committee) depending on individual performance relative to Participant's Performance Appraisal Rating (see Table 1).

2013 Enterprise Goals

2013 Enterprise Goals Short Term Incentive Bonus Plan ("STIBP") STIBP Target = 100% Payout
	Target	Weighting %
1. Adjusted EBITDA	$284 MM	20%
2. DCF	$0.94 / Unit	15%
3. Volumes Targets		15%
a. Midstream Daily Volumes	643.4 MMcf/d average
i. Equity Barrels (NGLs and Cond.)	9,055 bbls / day average
b. Upstream Annual Volumes	31.3 BCFE
4. OPEX (excludes ad valorem / sev. Tax) / G&A	Total Company OPEX = $146.4 MM	15%
a. Midstream	$111.8 MM
i. $/Mcf Target	$0.48/ Mcf
ii. Run Times of major equipment (see note 2)	97% or better on an annualized basis
b. Upstream	$34.6 MM (see note 3)
i. $/Mcfe Target	$0.48/ Mcfe (see note 3)
c. G&A (excluding LTIPs)	not to exceed $61.0 MM
5. Capital Efficiency	Total Capex (excluding Acq) = $208 MM	15%
a. Midstream	Total Midstream Capex = $88 MM (Growth and Maint)
	i. ROR > 18% (excludes acquisitions)
	ii. Maintenance Capex not to exceed $19.5 MM
b. Upstream	Total Upstream Capex = $118 MM (Growth and Maint)
	i. ROR > 20% (excludes acquisitions)
	ii. UDC<$1.90 / Mcfe on Drill, Completion & Recompletion costs
	iii. Maintenance Capex not to exceed $49.9 MM
6. Safety and Environmental		20%
	i. Employee recordable incident rate ≤ .75
	ii. Preventable motor vehicle incident rate (PMVR) ≤ 1.6
	iii. Contractor Recordable Incident Rate ≤ 1.75
	iv. Process Safety - Complete 8 HAZOPS at PSM Facilities
	v. 10% Reduction in Reportable Spills
	vi. 10% Reduction in Upset and Unplanned Emissions to Atmosphere
Note 1:    The above figures are based on the Corporate Price Deck as of January 2013 ($85/ bbl oil and $3.25/ Mcf gas)
Note 2:    a. Major equipment is defined as Compressors and large gathering and processing facilities
b. Runtime of major equipment excludes approved budgeted and scheduled (i) major turnarounds and (ii) preventative maintenance and (iii) force majeure weather events.
Note 3:    a. Upstream OPEX excludes taxes and post production costs

Individual Goals and Performance Appraisal Rating

•
Each Participant will document a set of measurable 2013 goals by the later of February 18, 2013 or within one month of their employment start date. These goals should support the achievement of the 2013 Enterprise Goals and must be both submitted through the online performance management system and approved by the Participant's immediate supervisor in order to be valid and eligible for inclusion in the Plan. Senior Management's goals must also be approved by the Committee.

•	The achievement of these goals will be a key factor in determining a Participant's Performance Appraisal Rating.

•
The Committee will determine the Performance Appraisal Rating for the Chief Executive Officer and approve the Performance Appraisal Ratings of Senior Management, with recommendations of the Chief Executive Officer, and Senior Management will determine the Performance Appraisal Ratings for all other Participants, with recommendations made by the immediate supervisor and all other supervisors in between such supervisor and Senior Management.

Individual Performance Factor

•
The Committee, with respect to Senior Management, and Senior Management, with respect to all other Participants, will consider the Performance Appraisal Rating and, in their discretion, further evaluate the Participant's performance by assigning an Individual Performance Factor within the appropriate range (Table 1).

Table 1
Individual Performance Factors

Performance Appraisal Rating	Individual Performance Factor
1 - Exceptional	110 - 125% (or in excess of 125% at the discretion of the Committee)
2 - Strong	95 - 109%
3 - Fully Met Expectations	75 - 94%
4 - Not Acceptable; Improvement Needed	25 - 50%
5 - Not Acceptable; Improvement Required	—%

Example Bonus Calculation

Assume the Company achieves most, but not all, of its 2013 Enterprise Goals. The BOD reviews the performance of the company and determines that a Funding Percentage of 90% is appropriate. Participant A is an operator who was rated “3 - Fully Met Expectations” by his supervisor, based on his achievement of his individual goals. Management determines that Participant A should receive an Individual Performance Factor of 91% based on the Performance Appraisal Rating. Participant A was hired on April 1, 2013 and earned gross base wages in the amount of $38,999.99 from April 1, 2013 through December 31, 2013.

In this example,

Annual Gross Base Wage Earnings =         = $38,999.99

Bonus Target Percentage =                 7%

Funding Percentage =	90% (determined by the BOD's assessment of achievement of 2013 Enterprise Goals)

Individual Performance Factor =	91% (based on Performance Appraisal Rating and Senior Management discretion)

So,

Bonus payment = $38,999.99* 0.07 * 0.90 * 0.91 = $2,235.87

APPROVED AND ADOPTED FEBRUARY 5, 2013
BY THE BOARD OF DIRECTORS